ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (“Agreement”) is made as of May 15, 2013 by and between Andain, Inc, a company incorporated under the laws of State of Nevada, resident at 400 South Beverly Drive, Suite 312, Beverly Hills, California 90212, (“Purchaser”), and Gai Mar-Chaim, an individual residing at 10, HaZait St. Israel, (“Seller”) of his holding shares at Meizam Arad Investments Ltd, an Israeli corporation.

RECITALS

WHEREAS, the Seller is the owner of minority of issued and outstanding shares of common stock (“Shares”) of Meizam Arad Investments Ltd. incorporated under the laws of the State of Israel ("Company"); and

WHEREAS, the Company suffers heavy losses and Debts, and its shareholder's funds and retained earnings are negative.

WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desire to sell to Purchaser, all the Shares in accordance with the terms, conditions and provisions of this Agreement; and

NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

AGREEMENTS

1.	Purchase and Sale.

Subject to the terms and conditions contained in this Agreement, on the Closing (defined below), the Seller shall sell, assign, transfer and deliver to Purchaser all of the issued and outstanding shares of the Seller hold by the Seller. In Consideration for The Seller purchased shares, the Purchaser shall pay no consideration to the Seller.

2.	Effective Date.

All rights and obligations as of this agreement will be transferred by the Seller to the Purchaser to be effective on January 1, 2013, (“Effective Date”).

3.	Closing.

The closing (“Closing”) of the sale and purchase of the Shares shall take place on May 15, 2013, or at such other date, time or place as may be agreed upon in writing by the parties hereto, but not later than May 19, 2013 (“Termination Date”). The date of the Closing is sometimes herein referred to as the “Closing.”

3.1	Items to be Delivered Immediately Prior to or at Closing.

At the Closing:

(a)	The Seller shall deliver to Purchaser a certificate or certificates representing all issued and outstanding shares in its holding, duly endorsed in blank or accompanied by stock powers duly executed in blank.

4.	Representations and Warranties of the Seller.

The Seller, individually as pertains to their particular Seller and not jointly, and the other Seller hereby represent and warrant to Purchaser the representations and warranties, as follows:

4.1	Validity of Transaction.

The Seller owns the number of Shares set forth opposite his name on Exhibit A to this Agreement. The Seller has all requisite power and authority to execute, deliver, and perform this Agreement and to sell to Purchaser the Shares to be sold by the Seller pursuant hereto. All necessary corporate proceedings or other similar actions by the Seller have been duly taken to authorize the execution, delivery, and performance of this Agreement and to authorize the sale of the Shares by the Seller. This Agreement has been duly authorized, executed, and delivered by the Seller, is the legal, valid, and binding obligation of the Seller, and is enforceable as to the Seller in accordance with its terms except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally, and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). No consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or of any court or other tribunal is required by the Seller for the execution, delivery, or performance of this Agreement by the Seller, and except as would not affect the ability of the Seller to perform any of his material obligations under this Agreement. No consent of any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which the Seller is a party, or by which any of its properties or assets is bound, shall be required for the execution, delivery, or performance by a Seller of this Agreement, except for such consents as have been obtained at or prior to the date of this Agreement, and except as would not affect the ability of the Seller to perform any of his material obligations under this Agreement. The execution, delivery, and performance of this Agreement by the Seller will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under, any such contract, agreement, instrument, lease, license, arrangement, or understanding, or violate or result in a breach of any term of the certificate or articles of incorporation or by-laws (or other organizational document) of the Sellet, or violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree binding on a Seller or to which any of his operations, business, properties, or assets is subject, except as would not affect the ability of such Seller to perform any of its material obligations under this Agreement. The Shares sold by the Seller have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of any preemptive right of stockholders or rights of first refusal. Upon the transfer of the Shares, sold by the Seller to Purchaser at the Closing, Purchaser shall acquire good and valid title to such Shares free and clear of all claims, liens, security interests, pledges, charges, encumbrances, stockholders’ agreements, and voting trusts (other than any created for and in favor of Purchaser).

4.2	Finder or Broker.

The Seller has not incurred any fee as a result of any negotiation with any finder, broker, intermediary, or similar person in connection with the transaction contemplated hereby that will result in any liability to Purchaser.

4.3.	Accredited Investor.

Purchaser is an “accredited investor,” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

4.4	Investment Intent.

Purchaser is acquiring the Shares for its own account for investment and not with a view to, or for sale in connection with, any public distribution thereof in violation of the Securities Act, it being understood that Purchaser has the right to sell such shares in its sole discretion in accordance with the requirements of the minimum one (1) year hold period under Rule 144. Purchaser understands that the Shares, as of Closing, have not been registered for sale under the Securities Act or qualified under applicable state securities laws and that the Shares shall be delivered to Purchaser pursuant to one or more exemptions from the registration or qualification requirements of such securities laws and that the representations and warranties contained in this section are given with the intention that Purchaser may rely thereon for purposes of claiming such exemptions. Purchaser understands that the Shares cannot be sold unless registered under the Securities Act and qualified under state securities laws, or unless an exemption from such registration and qualification is available.

4.5.	Transfer of Shares.

Purchaser shall not sell or otherwise dispose of any Shares unless (a) a registration statement with respect thereto has become effective under the Securities Act and such shares have been qualified under applicable state securities laws or (b) such registration and qualification are not required and, if The Seller so requests, there is presented to The Seller a legal opinion reasonably satisfactory to The Seller to such effect. Purchaser consents that the transfer agent for the Shares may be instructed not to transfer any Shares acquired pursuant hereto unless it receives satisfactory evidence of compliance with the foregoing provisions, and that there may be endorsed upon any certificate representing the Shares acquired pursuant hereto (and any certificates issued in substitution therefor) the following legend calling attention to the foregoing restrictions on transferability and stating in substance:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFICATION UNDER THE BLUE SKY LAWS OF ANY JURISDICTION. SUCH SECURITIES MAY NOT BE SOLD, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF, BENEFICIALLY OR ON THE RECORDS OF THE CORPORATION, UNLESS THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT AND QUALIFIED UNDER APPLICABLE BLUE SKY LAWS, OR AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION IS AVAILABLE.”

The Seller shall, upon the request of any holder of a certificate bearing the foregoing legend and the surrender of such certificate, issue a new certificate without such legend if (i) the security evidenced by such certificate has been effectively registered under the Securities Act and qualified under any applicable state securities law and sold by the holder thereof in accordance with such registration and qualification or (ii) such holder shall have delivered to The Seller a legal opinion reasonably satisfactory to The Seller to the effect that the restrictions set forth herein are no longer required or necessary under the Securities Act or any applicable state law.

4.6.	Purchaser’s Corporate Existence.

Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Israel and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Purchaser is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, be materially adverse to the business of Purchaser. Purchaser is not in violation of any of the provisions of its Articles of Incorporation or its Bylaws.

4.7.	Litigation.

There is no action, suit, investigation or proceeding (or to Purchaser’s knowledge any basis therefor) pending against, or to the knowledge of Purchaser, threatened against or affecting, Purchaser or any Purchaser Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, could reasonably be expected to have a material adverse effect on the business, results of operations, or financial condition of Purchaser and its subsidiaries taken as a whole or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

4.8.	Compliance with Laws and Court Orders.

(a)	Neither Purchaser nor any Purchaser Subsidiary is in violation of, and has not violated, and to the knowledge of Purchaser is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of Purchaser and its subsidiaries taken as a whole.

(b)	Each executive officer and director of Purchaser has complied with all applicable laws in connection with or relating to actions within the scope of Purchaser’s business, except where the failure to comply would not be material to Purchaser. No executive officer or director of Purchaser is a party to or the subject of any pending or threatened suit, action, proceeding or investigation by any governmental entity that would have a material adverse effect on the business, results of operations or financial condition of Purchaser and its subsidiaries taken as a whole, except as disclosed in Purchaser Exchange Act Documents.

4.9.	No Undisclosed Material Liabilities.

There are no liabilities of Purchaser or any Purchaser Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, and no existing condition, situation or set of circumstances which could reasonably result in such a liability, other than:

(a)	liabilities recorded in full or reserved for in the unaudited financial statements included in the Purchaser Exchange Act Documents filed with respect to the fiscal period ended March 31, 2006 (“Purchaser Balance Sheet Date”); and

(b)	liabilities incurred in the ordinary course of the business of Purchaser consistent with past practice since the Purchaser Balance Sheet Date, none of which has or may reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, or financial condition of Purchaser and its subsidiaries taken as a whole.

5.	Survival Of Representations and Warranties; Indemnification;

5.1.	Nature and Survival.

The covenants, representations and warranties of the parties hereunder and all documents delivered pursuant hereto shall survive the Closing for a period of twelve months following the Closing and all inspections, examinations or audits on behalf of the parties whether conducted before or after the Closing.

5.2.	Seller Indemnification.

(a)	The Seller agrees to indemnify and hold harmless Purchaser against any and all Damages. “Damages,” as used herein, shall include any claim, action, demand, loss, cost, expense, liability (joint or several), penalty and other damage, including, without limitation, reasonable counsel fees and other costs and expenses reasonably incurred in investigation or in attempting to avoid the same or oppose the imposition thereof or in enforcing this indemnity, resulting to Purchaser from (i) any inaccurate representation made by or on behalf of The Seller or the Seller in this Agreement or any certificate or other document referenced in, this Agreement and delivered pursuant hereto, (ii) the breach of any of the warranties or agreements made by or on behalf of The Seller or the Seller in this Agreement or any certificate or other document referenced in this Agreement and delivered pursuant hereto, or (iii) the breach or default in the performance by the Seller of any of the obligations to be performed hereunder. The Seller agrees to pay or reimburse Purchaser for any payment made or amount payable or loss suffered or incurred by Purchaser at any time from and after the Closing in respect of any Damages to which the foregoing indemnity relates.

(b)	If any claim shall be asserted against Purchaser by a third party for which Purchaser intends to seek indemnification from the Seller under this Section, Purchaser shall given written notice to the Seller of the nature of the claim asserted within forty-five (45) days after any executive officer of Purchaser learns of the assertion thereof and determines that Purchaser may have a right of indemnification with respect thereto, but the failure to give this notice will not relieve the Seller of any liability hereunder in respect of this claim. Purchaser shall have the exclusive right to conduct, through counsel of its own choosing, which counsel is approved by the Seller (which approval may not be unreasonably withheld), the defense of any such claim or action, and may compromise or settle such claims or actions with the prior consent of the Seller (which shall not be unreasonably withheld).

6.	Covenants of Purchaser.

6.1.	Fulfillment of Closing Conditions.

At and prior to the Closing, Purchaser shall use commercially reasonable efforts to fulfill the conditions specified in this Agreement to the extent that the fulfillment of such conditions is within its control. In connection with the foregoing, Purchaser shall (a) refrain from any actions that would cause any of its representations and warranties to be inaccurate in any material respect as of the Closing, (b) execute and deliver the applicable agreements and other documents referred to herein, (c) comply in all material respects with all applicable laws in connection with its execution, delivery and performance of this Agreement and the transactions, (d) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any laws, contracts or otherwise, and (e) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions.

6.2.	Access to Information.

From the date of this Agreement to the Closing, Purchaser shall cause Purchaser to give to the Seller and their employees, counsel, accountants and other representatives access to and the right to inspect, during normal business hours, all of the assets, records, contracts and other documents relating to Purchaser as the other party may reasonably request. The Seller shall not use such information for purposes other than in connection with the transactions contemplated by this Agreement.

6.3.	Confidentiality.

Purchaser agrees that after receipt (a) all information received by it pursuant to this Agreement and (b) any other information that is disclosed by the Seller to it shall be considered confidential information until such time as such information otherwise becomes publicly available. Each party further agrees that it shall hold all such confidential information in confidence and shall not disclose any such confidential information to any third party except as required by law or regulation (including the listing rules); provided that to the extent possible the Seller shall have been provided with reasonable notice and the opportunity to seek a protective order to the extent possible prior to such disclosure, other than its counsel or accountants nor shall it use such confidential information for any purpose other than its investment in The Seller; provided, however, that the foregoing obligation to hold in confidence and not to disclose confidential information shall not apply to any information that (1) was known to the public prior to disclosure by Purchaser, (2) becomes known to the public through no fault Purchaser, (3) is disclosed to Purchaser on a non-confidential basis by a third party having a legal right to make such disclosure or (4) is independently developed by Purchaser.

6.4.	Disclosure of Fundraising.

Purchaser shall disclose to The Seller any fund raising activities, which shall occur prior to the Closing. Further, Purchaser shall assure that all regulations, rules and laws governing such fundraising are complied with and that such funds will only be used in the furtherance of Purchaser’s corporate purpose and business plan. Prior written approval of the Seller shall be required to use funds for any other purposes.

7.	Mutual Covenants.

7.1.	Disclosure of Certain Matters.

The Seller on the one hand, and the Purchaser, on the other hand, shall give the Purchaser and the Seller, respectively, prompt notice of any event or development that occurs prior to the Closing that (a) had it existed or been known on the date hereof would have been required to be disclosed by such party under this Agreement, (b) would cause any of the representations and warranties of such party contained herein to be inaccurate or otherwise misleading, except as contemplated by the terms hereof, or (c) gives any such party any reason to believe that any of the conditions set forth in this Agreement will not be satisfied prior to the Termination Date.

7.2.	Public Announcements.

The Seller and the Purchaser shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions and, except as may be required by applicable law or regulation, a party hereto shall not issue any such press release or make any such public statement without the consent of the other party hereto.

7.3.	Confidentiality.

If the transactions are not consummated, each party shall treat all information obtained in its investigation of another party or any affiliate thereof, and not otherwise known to them or already in the public domain, as confidential and shall not use or otherwise disclose such information to any third party except as required by law or regulation (including the listing rules), and shall return to such other party or affiliate all copies made by it or its representatives of confidential information provided by such other party or affiliate.

8.	Termination

8.1.	Grounds for Termination.

This Agreement may be terminated at any time before the Closing:

(a)	By mutual written consent of the Seller and Purchaser;

(b)	By the Seller or the Purchaser if the Closing shall not have been consummated on or before the Termination Date; provided, however, that the right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

(c)	By the Seller or the Purchaser if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a court order (which court order the parties shall use commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the transactions, and such court order shall have become final and non-appealable;

(d)	By the Purchaser, if the Seller shall have breached, or failed to comply with, any of its obligations under this Agreement or any representation or warranty made by the Seller shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within twenty (20) days after notice thereof, including failure to keep the Purchaser current in its filings and honor existing agreements; and

(e)	By the Seller, if the Purchaser shall have breached, or failed to comply with any of its obligations under this Agreement or any representation or warranty made by it shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within twenty (20) days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to affect materially and adversely the benefits to be received by the Seller hereunder.

8.2.	Effect of Termination.

If this Agreement is terminated pursuant to Section 12.1, the agreements contained in Section 8.3 shall survive the termination hereof and any party may pursue any legal or equitable remedies that may be available if such termination is based on a breach of another party.

9.	General Matters.

9.1.	Entire Agreement; Amendment

This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto.

9.2.	Benefits; Successors.

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties. Nothing in this Agreement shall confer any rights upon any person other than the Seller and Purchaser and their respective heirs, legal representatives, successors and permitted assigns.

9.3.	Assignment; Waiver.

No party hereto shall assign this Agreement or any right, benefit or obligation hereunder. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. However, failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

9.4.	Further Assurances.

At and after the Closing, the Seller and the Purchaser shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the transactions.

9.5.	Interpretation.

Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (d) “including” has the inclusive meaning frequently identified with the phrase "but not limited to" and (e) references to “hereunder” or “herein” relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. Any reference to a party’s being satisfied with any particular item or to a party's determination of a particular item presumes that such standard will not be achieved unless such party shall be satisfied or shall have made such determination in its sole or complete discretion.

9.6.	Severability.

If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

9.7.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original.

9.8.	Schedules.

Any items listed or described on Schedules shall be listed or described under a caption that identifies the Sections of this Agreement to which the item relates.

9.9.	Notices.

All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or Federal Express or other delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party hereto:

If to the Seller:

Gai Mar Chaim.

10 HaZait St ,

Asseret, Israel

Attention: Mr. Gai Mar Chaim

If to the Purchaser:

Andain Inc.

400 South Beverly Drive, Suite 312,

Beverly Hills, California 90212

Attention: Sam Elimelech

With copies to:

Brian F. Faulkner, A Professional Law Corporation

27127 Calle Arroyo, Suite 1923

San Juan Capistrano, California 92675

Attention: Brian F. Faulkner, Esq.

Facsimile: (949) 240-1362

9.10.	Governing Law.

The laws of the State of Israel shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions shall be governed by and interpreted in accordance with the laws of the State of Nevada without regard to the principles of conflict of laws.

IN WITNESS WHEREOF, this Acquisition Agreement has been executed by the parties hereto as of the day and year first written above.

Purchaser

Andain Inc

By: /s/ Sam Shlomo Elimelech

Sam Shlomo Elimelech, Director

SELLER

Gai Mar-Chaim.

/s/ Gai Mar Chaim

Gai Mar Chaim